Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into this 3rd day of May, 2010 (the “Execution Date”) by and between Ceridian Corporation (“Ceridian”), a Minnesota corporation, having an office at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, and Asure Software, Inc., formerly known as Forgent Networks, Inc. d/b/a Asure Software (“Asure”), a Delaware corporation having an office at 108 Wild Basin Road, Austin, Texas 78746 (each of Ceridian and Asure, a “Party,” and together, the “Parties”).

WHEREAS, Ceridian and iSarla, Inc. entered into a Distribution Agreement in December 2005 (the “Distribution Agreement”); and

WHEREAS, Asure is the successor-in-interest to iSarla, Inc. for purposes of performance under the Distribution Agreement; and

WHEREAS, Ceridian and Asure entered into a First Extension Agreement dated December 31, 2007, extending the term of the Distribution Agreement, as modified, until January 31, 2008.  Ceridian and Asure entered into a Second Extension Agreement dated January 31, 2008, extending the term of the Distribution Agreement, as modified, until February 29, 2008.  Ceridian and Asure entered into a Third Extension Agreement dated February 29, 2008, extending the term of the Distribution Agreement, as modified, until March 31, 2008.  Ceridian and Asure entered into a Fourth Extension Agreement dated March 31, 2008, extending the term of the Distribution Agreement, as modified, until June 30, 2008.  Ceridian and Asure entered into a Fifth Extension Agreement dated June 30, 2008,  extending the term of the Distribution Agreement, as modified, until July 31, 2008.  Ceridian and Asure entered into a Sixth Extension Agreement dated July 31, 2008, extending the term of the Distribution Agreement, as modified, until August 31, 2008.  Ceridian and Asure entered into a Seventh Extension Agreement dated August 31, 2008, extending the term of the Distribution Agreement, as modified, until September 30, 2008;  and

WHEREAS, under the Distribution Agreement, Asure provided a set of service modules to Ceridian customers as a part of the full array of services provided by Ceridian;

WHEREAS, the Parties continued to conduct business contemplated by the Distribution Agreement after September 30, 2008; and

WHEREAS, a dispute has arisen between Ceridian and Asure regarding the Distribution Agreement and/or the conducting of business contemplated by the Distribution Agreement after September 30, 2008; and

WHEREAS, Ceridian filed a civil action styled Ceridian Corporation v. Asure Software, Inc., formerly known as Forgent Networks, Inc. d/b/a Asure Software in the 261st Judicial District Court, Travis County, Texas, Cause No. D-1-GN-10-001029 (the “Lawsuit”); and

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WHEREAS, Ceridian and Asure find it mutually advantageous (i) to enter into this Agreement that will allow Ceridian and Asure to separate their business relationship and state  the Parties’ rights and obligations going forward, and (ii) to resolve the Lawsuit and release all claims between the Parties up to the date of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION I

Section 1.01                      Payment by Ceridian.  Ceridian will pay Asure $119,704.98 for services performed in March 2010.

For the transition period consisting of the months of April through July (“Transition Period”), Ceridian shall pay Asure for services set forth in section 1.02 and 1.04 in the following amounts at the following times:

Within 2 business days of its receipt of a fully executed Agreement, Ceridian shall payAsure $241,184.

On or before May 15, 2010, Ceridian shall pay Asure $200,000.

On or before June 15, 2010, Ceridian shall pay Asure $200,000.

On or before July 31, 2010, Ceridian shall pay Asure $200,000.

The $600,000 representing the final three payments shall be deposited into an escrow account for the benefit of Asure. Such escrow account shall be established at a mutually agreed escrow agent.

Section 1.02                      Duties and Obligations of Asure.

(a)           Service Delivery.  For and in return for the payments described in Section 1.01 and other good and adequate consideration, Asure shall perform the services and support required of it by the Distribution Agreement through July 31, 2010, except as specifically provided in Section 1.04 below.  Although Ceridian has ceased offering Asure modules to prospective clients, any client who has contracted with Ceridian or any new client for which no alternative product can be supplied will be serviced according to the terms of this Agreement and the Distribution Agreement.  After July 31, 2010, Asure has no obligation to provide any service or support under this Agreement or the Distribution Agreement.

(b)           Transition Services.  For an in return for the payments described in Section 1.01 and other good and adequate consideration, Asure will provide Ceridian with such reasonable assistance as is necessary for the transition of those customers choosing to do business with Ceridian.

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Section 1.03                      Ceridian’s Transition Services.  For an in return for Asure’s duties and obligations and other good and adequate consideration, Ceridian will provide Asure with such reasonable assistance as is necessary for the transition of those customers choosing to do business with Asure.

Section 1.04                      Communication With Clients. On or before May 3, 2010, the Parties shall issue a joint communication to those Ceridian clients using Asure modules stating that the relationship between Ceridian and Asure is terminating as of July 31, 2010, but that each will independently offer human resource and related services to clients. Neither Ceridian nor Asure shall have any communication with the clients prior to May 3, 2010, other than those communications necessary to provide the existing services to those clients.  On May 3, 2010, and thereafter, both Ceridian and Asure may solicit any client and attempt to procure human resource and related business of any client.

Section 1.05                      Release by Asure.  In consideration for the consideration noted above and the mutual promises, representations and warranties contained herein, Asure and its agents, stockholders, employees, officers, directors, affiliates, predecessors, successors, heirs, assigns, beneficiaries, and all persons, natural or corporate in privity with it, hereby releases, acquits, forever discharges and holds harmless, Ceridian and its assigns, employees, parent companies, subsidiaries, predecessors and successors, affiliates, employees of affiliates, agents, attorneys, officers, directors, shareholders, and all persons, natural or corporate in privity with them, any and all manner of action, damages, debts, expenses, fees, causes of action, suits, sums of money, contracts, attorney’s fees, costs, agreements, claims, counterclaims, controversies, judgments, settlements, demands and liabilities whatsoever and of whatsoever kind or nature, before or because of any manner of thing done, omitted or suffered to be done, existing at any time prior to and including the date of this Agreement, in law, in equity or otherwise, fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, arising from or related to the subject matter of the Lawsuit, whether such claim arises pursuant to a statute, the common law, contract, implied contract or public policy.  Nothing in this section shall release the obligations stated in this Agreement.

Section 1.06                      Release by Ceridian.  In consideration for the consideration noted above and the mutual promises, representations and warranties contained herein, Ceridian and its agents, stockholders, employees, officers, directors, affiliates, predecessors, successors, heirs, assigns, beneficiaries, and all persons, natural or corporate in privity with it, hereby releases, acquits, forever discharges and holds harmless, Asure and its assigns, employees, parent companies, subsidiaries, predecessors and successors, affiliates, employees of affiliates, agents, attorneys, officers, directors, shareholders, and all persons, natural or corporate in privity with them, any and all manner of action, damages, debts, expenses, fees, causes of action, suits, sums of money, contracts, attorney’s fees, costs, agreements, claims, counterclaims, controversies, judgments, settlements, demands and liabilities whatsoever and of whatsoever kind or nature, before or because of any manner of thing done, omitted or suffered to be done, existing at any time prior to and including the date of this Agreement, in law, in equity or otherwise, fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, arising from or related to the subject matter of the Lawsuit, whether such claim arises pursuant to a statute, the common law, contract, implied contract or public policy.  Nothing in this section shall release the obligations stated in this Agreement.

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Section 1.07                      Dismissal of the Lawsuit.  Within 10 days of its receipt of a fully-executed Agreement, Ceridian shall file a Notice of Nonsuit With Prejudice dismissing the Lawsuit with prejudice.

SECTION II
MISCELLANEOUS

Section 2.01                      Agreement Terms Confidential. Unless otherwise required in connection with any legal process or proceeding or as may otherwise be specified herein, each Party shall treat the terms of this Agreement as confidential.   Nothing herein shall prohibit any Party from providing this Agreement or the terms hereof to its accountants, attorneys and advisors for the purpose of tax reporting obtaining advice or other appropriate legal reporting requirements.

Section 2.02                      Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor, permitted assigns and Affiliates of the Parties hereto.

Section 2.03                      Assignment. No Party shall, without all other Party’s prior written consent, assign or transfer this Agreement or any obligations incurred hereunder to another except by merger, reorganization, consolidation or sale of all or substantially all of that portion of such Party’s business which is the subject matter of this Agreement; provided, however, that the assignor delivers to the other Party prompt written notice of such event and assignee remains responsible to the other Party  for the full performance of all obligations under this Agreement. Any attempt to assign or transfer this Agreement in contravention of this Section shall be void and of no force and effect.

Section 2.04                      Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. No change, waiver or discharge hereof shall be valid unless it is in writing and is executed by the Party against whom such change, waiver or discharge is sought to be enforced. Each Party represents and  warrants that they fully understand the provisions of this  Agreement and  the consequences of entering in to  it, and have had an appropriate amount of time and  opportunity to fully investigate, with legal counsel of  their choice, all of the facts and circumstances surrounding the claims released herein. The are no oral agreements, representations or warranties made by any Party to the other Party not contained herein that induced any Party to enter into this Agreement.

Section 2.05                      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

Section 2.06                      Heading. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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Section 2.07                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

Section 2.08             Authority. – Each person entering this  Agreement represents that they have authority to enter in to this Agreement in the capacity in which their signature appears. Each Party represents and  warrants that  they own all of the claims that are released herein, and they have  not transferred, pledged or otherwise encumbered any claim which they are releasing hereunder.

Section 2.09              No Admissions. Nothing in this Agreement shall be considered an admission of any claims asserted by any Party in the Lawsuit; all such claims being specifically denied. The Parties have entered in to this Agreement for the purpose of resolving disputed and competing claims without the necessity of continued litigation.

IN WITNESS WHEREOF, Ceridian and Asure have caused this Agreement to be signed and delivered, all as of the date first appearing above.

CERIDIAN CORPORATION                                                         ASURE SOFTWARE, INC.

By: /s/ John F. Hunter                                                                    By: /s/ Paul D. Tesluk

Name: John F. Hunter                                                                     Name: Paul D. Tesluk

Title: Executive Vice President                                                      Title: Asst. Treasurer

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